Exhibit 99.1

Media Contact:
Investor Relations: 941-232-9442, investorrelations@sinofresh.com

FOR IMMEDIATE RELEASE

SINOFRESH HEALTHCARE, INC. REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS

ENGLEWOOD, FL, August 14, 2006 - SinoFresh HealthCare, Inc. (OTC BB: SFSH), developer and marketer of the only patented, over-the-counter nasal spray that targets the sources of many chronic sinus conditions, today announced its results for the quarter and six months ended June 30, 2006.

Revenue in the second quarter of 2006 was $246,854, down from $832,974 in the second quarter of 2005. Revenue for the first six months of 2006 was $618,007, compared to $1,320,830 during the same period in 2005. The decline in revenue is primarily attributable to the lack of funds available for marketing and advertising its lead nasal spray product.

Gross profit in the second quarter of 2006 was $170,796 (69% of revenues), down from $607,960 (73% of revenues) in the second quarter of 2005. Gross profit for the first six months of 2006 was $297,827 (48% of revenues), compared to $946,037 (72% of revenues) during the same period in 2005. The decrease in margin percentage for each of these periods is largely due to the timing of coop advertising programs which took place more throughout the first half of 2006 as opposed to the latter half of the year in 2005. Also, affecting margins in 2006 was the implementation of a rebate program starting in the last quarter of 2005. This program was put in place in order to encourage trial use of the product. Finally, the six month period ending June 30, 2006 included a reserve for excess inventory of $50,000 for our throat spray product. The throat spray product is not selling as well as originally anticipated as a result of a lack of marketing and advertising funds and limited distribution.

Total operating expenses for second quarter 2006 were $522,419, compared to $1,011,209 for second quarter 2005. On a year to date basis, operating expenses were $1,194,497 for the first six months of 2006 compared to $2,252,860 for the first six months of 2005. The decrease is primarily the result of a reduction in legal fees related to a lawsuit, which was favorably resolved in early 2006 and also due to the lack of any significant marketing and advertising activities.

Net loss for the second quarter of 2006 was $506,050, or ($.03) per basic share, compared to a net loss of $564,173, or ($0.04) per basic share, in the second quarter of 2005. Net loss for the six months ended June 30, 2006 and 2005 was $1,209,450, or ($.08) per basic share, and $1,623,472, or ($.11) per basic share, respectively.

Working capital deficit is approximately $3,340,000 as of June 30, 2006.

“Our revenues continue to suffer as a result of not having sufficient funds to support desired marketing initiatives. We have a very lean company from an operational cost standpoint and will continue to pursue financing opportunities which will allow us to optimize our technology and conduct marketing programs aimed at maximizing revenue potential”, stated SinoFresh CEO and Chairman, Charles Fust.

About SinoFresh HealthCare, Inc.

SinoFresh HealthCare, Inc. is a developer and marketer of innovative upper respiratory system therapies. The Company is researching broad-spectrum antiseptic approaches to reducing viral, bacterial, and fungal organisms that are suspected to cause pathogenesis of the mouth, nose, and throat. The Company’s lead product, SinoFresh™ Nasal Mist, is a hygienic cleansing spray that kills germs and removes other nasal-sinus irritants. The Company is also researching how antiseptic cleansing may alleviate chronic sinus distress, a condition that may affect 37 million Americans annually. SinoFresh™ products are available in Walgreens, Rite Aid, CVS, Duane Reade, and other drug, grocery, and mass merchandise retailers. More information is available at www.sinofresh.com.

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Safe Harbor Statement
Except for the historical information contained herein, this press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements speak only as of the date on which such statements are made and involve risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including risks summarized in the Company’s Annual Report on Form 10-KSB for its fiscal year ended December 31, 2005 (file No. 0-49764).  The Company’s actual results could differ materially from such forward-looking statements.  The Company undertakes no obligation to update any forward-looking statement or statements to reflect new events or circumstances or future developments.

SinoFresh™ is a trademark of SinoFresh HealthCare, Inc.